Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to use of our report dated April 24, 2024, on the financial statements of Arrive AI Inc. (formerly Arrive Technology Inc.) as of and for the year ended December 31, 2023 and 2022 included in this Regulation A Offering Statement of Arrive AI Inc., on Form 1-A POS, and to the reference to our firm under the heading “Experts”. This amendment was as necessitated by the reverse stock split effective on November 25, 2024.

/s/ Assurance Dimensions, LLC
Assurance Dimensions
Coral Springs, FL

January 24, 2025